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Genasense® Can be Administered by Brief High-Dose IV Infusion

New Trial Reaffirms Primacy and Safety of “First Generation” Antisense

BERKELEY HEIGHTS, NJ – October 23, 2007 – Genta Incorporated (NASDAQ: GNTA) announced the presentation of new data showing that Genasense® (oblimersen sodium) Injection, its lead anticancer compound, can be safely administered in high doses by a brief intravenous (IV) infusion. The new data were presented by Dr. Anthony Tolcher, Director of Clinical Research, South Texas Accelerated Research Therapeutics (START), and Clinical Professor of Medicine, University of Texas Health Science Center, San Antonio, TX. The presentation was made during the “Molecular Targets and Therapeutics” meeting in San Francisco, CA, which was jointly sponsored by the U.S. National Cancer Institute (NCI), the American Association for Cancer Research (AACR), and the European Organization for the Research and Treatment of Cancer (EORTC).

High-dose IV injections of so-called “first generation” antisense compounds, known as phosphorothioates, have been associated with severe toxicity in monkey studies. As a consequence, clinical use of these drugs has sought to avoid high plasma concentrations by using continuous IV administration of low doses. During its Phase 3 clinical trials, Genta developed a safety database involving patients who tolerated accidental overdoses, which suggested that the animal experience might not be clinically predictive. Additional preclinical data have also suggested that intermittent high-dose injections are associated with equal or superior antitumor efficacy. The Company has now developed clinical data that establishes Genasense can be safely administered by both subcutaneous injection as well as brief IV infusion.

In the trial presented today, escalating doses of Genasense ranging from 300 mg to 1,100 mg given over 1 to 2 hours were administered once per week to patients with advanced solid tumors. The maximally tolerated dose on this schedule was 900 mg, with limiting reactions that included fever, chills, and transient reduction in blood pressure. Further dose escalation (up to and including 1,100 mg) has been possible using premedication with a steroid and ibuprofen that reduce constitutional symptoms. By comparison, the highest dose used in Phase 3 trials of Genasense has been 20 mg/hr, which has been given as a continuous IV infusion for up to 7 consecutive days.

“This study is remarkable since it overturns more than a decade of preconceived safety notions based on animal toxicology that we now show was highly misleading,” said Dr. Tolcher, who further noted: “More patients have received Genasense than all other DNA- or RNA-based medicines combined. Our data show that new schedules of Genasense can be readily developed that do not involve indwelling catheters or protracted IV infusions. These schedules should also facilitate the use of Genasense combined with many different drugs that are used on virtually any schedule. Going forward, we plan to evaluate Bcl-2 down-regulation using Genasense given on a twice-per-week schedule for 3 weeks, as well as further dose-escalation using premedication on the single-dose weekly schedule.”

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients for a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed an oral formulation of the active ingredient in Ganite that is currently undergoing initial clinical trials as a potential treatment for diseases associated with accelerated bone loss. Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Brian Korb

The Trout Group

908-286-3980

info@genta.com